Exhibit 10.17

SUNOCO, INC.

EMPLOYEE OPTION PLAN

(Amended and Restated as of November 1, 2000)

ARTICLE I

GENERAL

1.1 PURPOSE. The purpose of this Sunoco, Inc. Employee Option Plan (the “Plan”) is to both encourage and reward employees who contribute to the financial success of Sunoco, Inc. (the “Company”) and certain subsidiaries (collectively, “Sunoco”) by granting such employees rights to purchase shares of Sunoco, Inc. Common Stock (“stock options”).

1.2 ADMINISTRATION AND AMENDMENT

(a) The Plan shall be administered by the Chief Executive Officer or one (1) or more persons appointed by, and serving at the pleasure of the Chief Executive Officer. The Chief Executive Officer shall have the full power and authority to:

(1) construe, interpret and administer the Plan (including the adopting, amending and rescinding of rules and regulations deemed necessary or advisable for the implementation and administration of the Plan); and

(2) without further action by the Board or consideration to the participants, make such administrative or routine amendments to the Plan as may be needed only in order to:

(i) correct deficiencies therein and supply omissions; or

(ii) condition or modify awards under this Plan in response to changes in securities or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or to comply with stock exchange rules or requirements.

The Chief Executive Officer shall not have any authority to perform those functions expressly reserved to the Company’s Board of Directors or to the Compensation Committee thereof (the “Committee”) pursuant to Section 1.2(b) hereof.

(b) The Company, acting by or pursuant to a resolution of the Compensation Committee of its Board of Directors (the “Committee”), retains the right, at any time and from time to time, to:

(1) suspend or terminate the Plan in whole or in part, for any reason or for no reason, and without either the consent of, or the prior notification to, any participant;

(2) designate the classes of employees eligible to participate in the Plan;

(3) grant stock options to purchase shares of Sunoco, Inc. Common Stock (“Common Stock”) in such form and amount as the Committee shall determine;

(4) impose such limitations, restrictions and conditions upon the stock options as the Committee shall deem appropriate;

(5) amend the definition of “Fair Market Value” of Sunoco, Inc. Common Stock; and

(6) amend the Plan in any material or non-routine manner, except that, without the approval and consent of the Board of Directors, the Committee shall not:

(i) extend the term during which an Option may be exercised beyond ten years from the date of grant;

(ii) extend the period during which awards may be made in accordance with the provisions of the Plan; and

(iii) increase the maximum number of shares of Common Stock which may be issued under the Plan (other than increases pursuant to Section 3.7 hereof).

(c) No termination, modification, nor amendment of this Plan shall, without the consent of a participant, affect such participant’s rights under an award previously granted.

1.3 ELIGIBILITY FOR PARTICIPATION. Participants in the Plan shall be those employees of the Company and certain subsidiaries who, on the date the stock options are granted, are full-time active employees in those classes of employees designated by the Committee; provided, however, individuals considered by the Company as “executive resources” or “insiders” for purposes of Section 16 of the Securities Exchange Act shall not participate in this Plan.

1.4 EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective on the date approved by the Board of Directors of Sunoco, Inc.

1.5 FAIR MARKET VALUE. Under this Plan “fair market value” as of any date and in respect of any share of Common Stock means the closing price on such date of a share of Common Stock as reported in the Wall Street Journal, Eastern Edition, provided that, if shares of Common Stock shall not have been traded on the New York Stock Exchange for more than 10 days immediately preceding such date or if deemed appropriate by the Committee for any other reason, the fair market value of shares of Common Stock shall be determined by the Committee in such other manner as deemed appropriate. In no event, however, shall the fair market value of any share of Common Stock be less than its par value. Notwithstanding the foregoing, (a) if a participant exercises an option by remitting cash to the Company, the Fair Market Value of the Common Stock for purposes of determining income recognized on the exercise will be the closing price on the day prior to the day of exercise of a share of Common Stock as reported in the Wall Street Journal, Eastern Edition or (b) if a participant exercises an option by any other method, the Fair Market Value of the Common Stock for purposes of determining income recognized on the exercise will be the average on the day of the exercise of the actual prices at which shares of stock which were acquired through options under this Plan exercised on that day are sold.

1.6 AGGREGATE LIMITATION ON AWARDS. Shares of Common Stock which may be issued under the Plan shall be authorized and unissued or treasury shares. The maximum number of shares of Common Stock which may be issued under the Plan shall be two million. Any shares of Common Stock subject to a stock option which for any reason is terminated unexercised or expires shall again be available for issuance under the Plan.

ARTICLE II

AWARDS

2.1 AWARD OF STOCK OPTIONS.

(a) Following approval of this Plan by the Board, the Committee may grant each participant in the Plan a stock option to purchase a number of shares of Common Stock, dependent on the participant’s employment grade or classification. Thereafter, the Committee may from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant to each participant in the Plan an option to purchase additional shares of Common Stock, based on the participant’s employment grade or classification.

(b) Individuals hired by the Company during the period commencing January 5, 1993 and ending the closing date (“Closing Date”) for the Company’s acquisition of the Chevron Refinery, shall be granted stock options as of the Closing Date.

2.2 PARTICIPANT STOCK OPTION GRANT. The grant of a stock option shall be evidenced by a written Participant Stock Option Grant executed by the Company to each holder of a stock option (the “optionee”) stating the number of shares of Common Stock subject to the stock option evidenced thereby, and in such form as the Senior Vice President and Chief Administrative Officer of the Company may from time to time determine.

2.3 STOCK OPTION PRICE. The option price per share of Common Stock deliverable upon exercise of stock option shall be 100% of the fair market value of a share of Common Stock on the date the stock option is granted; provided, however, in no event shall the option price be less than $28.00 per share.

2.4 TERM AND EXERCISE.

(a) Each stock option shall be fully exercisable two years from the date of its grant and unless a shorter period is provided by the Committee, may be exercised during a period of ten years from the date of grant thereof (the “option term”). Each stock option must be exercised in whole and may not be exercised after the expiration of its option term.

(b) Notwithstanding subparagraph (a), a participant who is on any leave other than Medium or Long Term Disability Leave (or pending such leave), Family Leave or Temporary Military Training Leave or a participant who is on strike may not exercise options during that period of time, but such a participant may exercise options after he has returned to employment after such leave or when the strike ends.

2.5 MANNER OF PAYMENT. Upon exercise of any stock option, the optionee shall pay to the Company, in full, the option price for such shares with cash.

2.6. TERMINATION OF EMPLOYMENT.

(a) Prior to the date the options become exercisable, upon termination of the optionee’s employment with Sunoco by reason of death, retirement or permanent disability (as each is determined by the Committee), the optionee or the optionee’s designee, estate or representative, as the case may be, may exercise such options for a period of one year after the options become exercisable.

(b) After the options have become exercisable, upon termination of the optionee’s employment with Sunoco by reason of death, retirement or permanent disability as each is determined by the Committee), the optionee or the optionee’s designee, estate or representative, as the case may be, may exercise any options after such termination, provided that such exercise occurs prior to the earlier of:

(i) one year after termination of employment; and

(ii) the elapse of the remaining option term.

Such one-year period shall commence upon the earliest event of termination to occur.

(c) The following shall apply to an optionee whose employment is terminated pursuant to procedures under a collective bargaining agreement which provide for the optionee’s possible return to active employment status during a defined time period:

(i) during the time the optionee’s employment is terminated, the options shall be suspended and may not be exercised;

(ii) if the optionee returns to active employment status during the defined time period, the options may be exercised to the same extent they would have been exercisable had they not been suspended; and

(iii) in no event shall the options be exercisable after the expiration of the option term.

(d) an optionee who transfers from a class of employees designated as participants in the Plan to a class of employees which is not so designated shall not be deemed to have terminated employment with Sunoco for purposes of this Section.

(e) Except as otherwise provided herein, or as determined by the Committee, upon termination of an participant’s employment, all stock options will terminate immediately, and all vested stock options will terminate:

(1) immediately, in the case of a participant terminated by the Company, or any subsidiary, for Just Cause; or

(2) upon the expiration of ninety (90) calendar days following the date of termination of a participant’s employment, other than for Just Cause.

For purposes of this Section 2.6, “Just Cause” shall mean

(i) the participant’s conviction for a criminal offense (other than a traffic offense) including, without limitation, a crime involving moral turpitude or common law fraud; or

(ii) the Company’s (or applicable subsidiary’s) reasonable determination that the participant has:

(A) committed an act of fraud, embezzlement, theft, or misappropriation of funds in connection with such participant’s duties in the course of his employment with the Company (or applicable subsidiary); or

(B) engaged in gross mismanagement, willful misconduct, or gross negligence in the course of his/her employment with the Company (or applicable subsidiary); or

(C) violated any policy of the Company (or applicable subsidiary), including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, substance abuse and/or conflicts of interest, which violation could result in the termination of the participant’s employment or removal as a director of the Company (or applicable subsidiary).

ARTICLE III

MISCELLANEOUS

3.1 GENERAL RESTRICTION. Each award of stock options under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that:

(i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or

(ii) the consent or approval of any government regulatory body, or

(iii) an agreement by the recipient of an award with respect to the disposition of shares of Common Stock,

is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of Common Stock thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

3.2 NON ASSIGNABILITY. No award under the Plan shall be assignable or transferable by the recipient hereof, except by will or by the laws of descent and distribution.

During the life of the recipient, such award shall be exercisable only by such person or by such person’s guardian or legal representative.

3.3 WITHHOLDING TAXES. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the participant to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares.

3.4 RIGHT TO TERMINATE EMPLOYMENT. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of Sunoco or effect any right which Sunoco may have to terminate the employment of such participant.

3.5 RIGHTS AS A SHAREHOLDER. A participant in this Plan shall have no rights as a shareholder of the Company with respect to stock options granted unless and until certificates for shares of Common Stock are issued to such participant.

3.6 LEAVES OF ABSENCE. The Committee shall be entitled to make such rules, regulations and determinations as the Committee deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine:

(i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan, and

(ii) the impact, if any, of any such leave of absence on stock options previously awarded to any recipient who takes such leave of absence.

3.7 ADJUSTMENTS. In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee may appropriately adjust the number of shares of Common Stock which may be issued under the Plan, the number of shares of Common Stock subject to options theretofore granted under the Plan, the option price of options theretofore granted under the Plan, and any and all other matters deemed appropriate by the Committee.